                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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         Section240.14a-12

                             ENGELHARD CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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[LOGO]                                               101 WOOD AVENUE, ISELIN, NEW JERSEY 08830

ORIN R. SMITH
Chairman and
Chief Executive Officer

                                                                  March 31, 2000

Dear Shareholder:

    You are cordially invited to attend the 2000 Annual Meeting of Shareholders, which will be held at 9 a.m., Eastern Daylight Savings Time, on Thursday, May 4, 2000, at The Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, N.J. 08830.

    The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which the business and operations of Engelhard will also be reviewed. Discussions at our Annual Meeting have generally been interesting and useful, and we hope that you will be able to attend. If you plan to attend, please check the box provided on the proxy card and an admission ticket will be sent to you. Only shareholders and their proxies will be permitted to attend the Annual Meeting.

    Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card, so that your shares will be represented and voted at the Annual Meeting.

                                           Sincerely yours,

                                           [LOGO]

                                       -

                             ENGELHARD CORPORATION
                                101 WOOD AVENUE
                            ISELIN, NEW JERSEY 08830
                            ------------------------

               NOTICE OF THE 2000 ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

To our Shareholders:                                              March 31, 2000

    The Annual Meeting of Shareholders of Engelhard Corporation, a Delaware corporation, will be held on Thursday, May 4, 2000 at 9 a.m., Eastern Daylight Savings Time, at The Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, N.J. 08830 for the following purposes:

    (1) To elect three Directors;

    (2) To ratify the appointment of Arthur Andersen LLP as independent public accountants; and

    (3) To transact such other business as may properly come before the meeting.

    The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is close of business on March 15, 2000.

    A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, at the offices of our Transfer Agent and Registrar, ChaseMellon Shareholder Services, L.L.C., 120 Broadway, New York, New York 10271, during ordinary business hours for ten days prior to the meeting.

                                             By Order of the Board of Directors
                                             Arthur A. Dornbusch, II
                                             VICE PRESIDENT, GENERAL COUNSEL AND
                                             SECRETARY

            SHAREHOLDERS ARE URGED TO MARK, SIGN AND RETURN PROMPTLY
             THE ACCOMPANYING PROXY IN THE ENCLOSED RETURN ENVELOPE

                             ENGELHARD CORPORATION
                                101 WOOD AVENUE
                            ISELIN, NEW JERSEY 08830
                            ------------------------

                          PROXY STATEMENT FOR THE 2000
                         ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

                               ABOUT THE MEETING

WHY AM I RECEIVING THESE MATERIALS?

    The Board of Directors of Engelhard Corporation (sometimes referred to as "Engelhard" or "we" or "our") is providing these proxy materials for you in connection with our Annual Meeting of Shareholders which will take place on Thursday, May 4, 2000. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

WHO IS ENTITLED TO VOTE?

    Holders of Common Stock as of the close of business on March 15, 2000 will be entitled to vote. On such date there were outstanding and entitled to vote 127,590,728 shares of Common Stock of Engelhard, each of which is entitled to one vote with respect to each matter to be voted on at the Meeting.

WHAT CONSTITUTES A QUORUM?

    The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

HOW DO I VOTE?

    If you complete and properly sign the accompanying proxy card and return it to Engelhard, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

    Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by submitting either a notice of revocation or a duly executed proxy bearing a later date.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

    Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

    - for election of the nominated slate of directors (see page 4); and

    - for ratification of the appointment of Arthur Andersen LLP as Engelhard's independent auditors (see page 26).

    With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

    Each item to be voted on at the Annual Meeting requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

    If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

WHO WILL BEAR THE EXPENSE OF SOLICITING PROXIES?

    The cost of soliciting proxies in the form enclosed will be borne by Engelhard. In addition to the solicitation by mail, proxies may be solicited personally, or by telephone, by our employees. We have also engaged D.F. King & Co., Inc., 77 Water Street, New York, New York, to assist in such solicitation at an estimated fee of $14,000 plus disbursements. Engelhard may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock.

                     INFORMATION AS TO CERTAIN SHAREHOLDERS

WHO ARE THE LARGEST OWNERS OF ENGELHARD'S COMMON STOCK?

    Set forth below is certain information with respect to the only persons known to us who owned beneficially more than five percent of our voting securities as of March 2, 2000.

                                                                 AMOUNT
                                                              BENEFICIALLY   PERCENT OF
                                                                 OWNED         CLASS
                                                              ------------   ----------
Wellington Management Company, LLP (1)(5)...................   15,175,898       11.90%
  75 State Street
  Boston, Massachusetts 02109
Vanguard Windsor Funds--Vanguard Windsor Fund (2)(5)........    9,654,200        7.57%
  100 Vanguard Boulevard
  Malvern, Pennsylvania 19355
PRIMECAP Management Company (3).............................    8,250,750        6.47%
  225 South Lake Avenue #400
  Pasadena, California 91101-3005
FMR Corp. (4)...............................................    7,858,215        6.16%
  82 Devonshire Street
  Boston, Massachusetts 02109

------------------------

(1) As reported by Wellington Management Company, LLP on Schedule 13G filed with the Securities and Exchange Commission on February 11, 2000.

(2) As reported by Vanguard Windsor Funds--Vanguard Windsor Fund on
    Schedule 13G filed with the Securities and Exchange Commission on February 8, 2000.

(3) As reported by PRIMECAP Management Company on Schedule 13G filed with the Securities and Exchange Commission on February 25, 2000.

(4) As reported by FMR Corp. on Schedule 13G filed with the Securities and Exchange Commission on February 11, 2000.

(5) Wellington Management Company, LLP reports that, as investment adviser, it shares beneficial ownership with one of its clients, Vanguard Windsor Funds. Consequently, the same shares may be shown as beneficially owned by both Wellington Management Company, LLP and Vanguard Windsor Funds.

                            1. ELECTION OF DIRECTORS

    Our Board of Directors consists of three classes, Class I, Class II and Class III, each class serving for a full three-year term. Messrs. Antonini, Slack and Watson, all of whom are Class I Directors, are nominees for reelection as Class I Directors at the Annual Meeting. If elected, they will serve until 2003. The Class II Directors will be considered for reelection at our 2001 Annual Meeting. The Class III Directors will be considered for reelection at our 2002 Annual Meeting.

    Mr. Smith has been a member of the Board of Directors since 1981, Mr. Richards since 1983, Mr. Antonini since 1985, Mr. Napier since 1986, Mrs. Pace since 1987, Mr. Watson since 1991, Ms. Alvarado since 1995,
Mr. Loomis since 1996, Mr. Perry since 1997. Mr. Slack joined the Board of Directors in 1981, resigned on May 21, 1999 in connection with the Minorco transaction described on page 11 and, on severing all ties with Minorco, was re-elected to the Board of Directors as a Class I Director on June 3, 1999.

    Directors will be elected by the affirmative vote of a majority of the votes cast at the Meeting.

    The persons named as proxies in the accompanying proxy intend to vote, unless you instruct otherwise in your proxy, FOR the election of Messrs. Antonini, Slack and Watson as Class I Directors.

                    INFORMATION WITH RESPECT TO NOMINEES AND
                         DIRECTORS WHOSE TERMS CONTINUE

    The following table sets forth the name and age of each nominee and Director; all other positions and offices, if any, now held by him or her with Engelhard and his or her principal occupation during the last five years.

                    NOMINEES FOR REELECTION AT THIS MEETING,
                 AGES, PRINCIPAL BUSINESS EXPERIENCE DURING THE
                  PAST FIVE YEARS, BOARD MEMBERSHIPS (CLASS I)

MARION H. ANTONINI

  Age 69. Principal of Kohlberg & Co., a private merchant banking firm, since
    March 1998. Chairman and Chief Executive Officer of Welbilt Corporation from prior to 1995 to 1998.

  Mr. Antonini is also a director of Vulcan Materials Company, Scientific-Atlanta, Inc., Color Spot Nurseries, Inc., Holley Performance Products, Inc. and Turbochef Technologies, Inc.

HENRY R. SLACK

  Age 50. Chairman of Task (USA) Inc., a private investment company, since
    June 1999. Chief Executive of Minorco from prior to 1995 to June 1999.

  Mr. Slack is also a director of Terra Industries Inc. and South African
    Breweries plc.

DOUGLAS G. WATSON

  Age 55. Management consultant since June 1999. President, CEO and Director of
    Novartis Corporation, a life sciences company, from January 1997 to May 1999. President of the Pharmaceuticals Division of CIBA-GEIGY Corporation from prior to 1995 to January 1997.

  Mr. Watson is also a director of Summit Bancorp.

                    DIRECTORS WITH TERMS EXPIRING MAY 2001,
              AGES, PRINCIPAL BUSINESS EXPERIENCE DURING THE PAST
                    FIVE YEARS, BOARD MEMBERSHIPS (CLASS II)

LINDA G. ALVARADO

  Age 47. President and Chief Executive Officer of Alvarado Construction, Inc., from prior to 1995.

  Ms. Alvarado is also a director of The Pepsi Bottling Group, Inc., Pitney
    Bowes, Inc. and US West Communications Inc.

WILLIAM R. LOOMIS, JR.

  Age 51. Deputy Chief Executive of Lazard Freres & Co. LLC, an investment bank, since September 1999; Managing Director of Lazard Freres & Co. LLC from prior to 1995; Chairman of the Board of Terra Industries Inc. since
    April 1996.

JAMES V. NAPIER

  Age 63. Chairman of Scientific-Atlanta, Inc., a communications manufacturing company, from prior to 1995.

  Mr. Napier is also a director of Intelligent Systems Corporation, Vulcan
    Materials Company, McKesson HBOC, Inc., Personnel Group of America, Inc. and Westinghouse Air Brake Company.

NORMA T. PACE

  Age 78. Partner, Paper Analytics Associates, a planning and consulting company, since January 1995.

  Mrs. Pace is also a director of Hasbro, Inc.

                    DIRECTORS WITH TERMS EXPIRING MAY 2002,
              AGES, PRINCIPAL BUSINESS EXPERIENCE DURING THE PAST
                   FIVE YEARS, BOARD MEMBERSHIPS (CLASS III)

BARRY W. PERRY

  Age 53. President and Chief Operating Officer of Engelhard since 1997;
    previously Group Vice President and General Manager of the Pigments and Additives Group from prior to 1995 to 1997.

  Mr. Perry is also a director of Arrow Electronics, Inc.

REUBEN F. RICHARDS

  Age 70. Retired Chairman of the Board of Terra Industries, Inc.; Retired
    Chairman of the Board of Minorco (U.S.A.); Retired Non-Executive Chairman of the Board of Engelhard; Chairman of the Board of Terra Industries Inc. from prior to 1995 until April 1996.

  Mr. Richards is also a director of Santa Fe Energy Resources, Inc., Ecolab,
    Grupo Financiero Banorte and Potlatch Corporation.

ORIN R. SMITH

  Age 64. Chairman and Chief Executive Officer of Engelhard since January 1995.

  Mr. Smith is also a director of Ingersoll-Rand Company, PE Biosystems--Celera,
    Summit Bancorp, and Vulcan Materials Company.

                   SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

HOW MUCH COMMON STOCK DO ENGELHARD'S DIRECTORS AND EXECUTIVE OFFICERS OWN?

    Set forth in the following table is the beneficial ownership of Common Stock as of March 2, 2000 for all nominees, continuing Directors, each of the Executive Officers listed on the Summary Compensation Table and all Directors and Executive Officers as a group. No Director or Executive officer owns more than 1% of the total outstanding shares (including exercisable options) other than Mr. Smith, who owns 2.4%. All Directors and Executive Officers as a group own approximately 3.8% of the total outstanding shares (including exercisable options).

NAME                                                           SHARES
----                                                          ---------
Linda G. Alvarado...........................................     18,909(1)
Marion H. Antonini..........................................     70,504(1)
Arthur A. Dornbusch, II.....................................    397,265(2)
Thomas P. Fitzpatrick.......................................    217,165(2)
John C. Hess................................................     85,361(2)
William R. Loomis, Jr.......................................     29,630(1)
James V. Napier.............................................     40,784(1)
Norma T. Pace...............................................     49,925(1)
Barry W. Perry..............................................    454,274(2)
Reuben F. Richards..........................................     51,513(1)
Henry R. Slack..............................................     10,123
Orin R. Smith...............................................  3,053,514(2)
Douglas G. Watson...........................................     53,163(1)
All Directors and Executive Officers as a group.............  4,786,180(2)

------------------------

(1) Includes 7,500 shares of Common Stock subject to options granted to Messrs. Antonini, Napier, Richards and Watson and Mses. Alvarado and Pace and 4,500 shares of Common Stock subject to options granted to Mr. Loomis under our Directors Stock Option Plan, which options may be exercised within 60 days from March 2, 2000.

(2) Includes 2,106,403, 391,904, 139,236, 265,600, 66,527 and 3,161,161 shares of Common Stock subject to options granted to Messrs. Smith, Perry, Fitzpatrick, Dornbusch, Hess, and all Directors and Executive Officers as a group, respectively, under our Stock Option Plan of 1991 (the "Stock Option Plan") and the Directors Stock Option Plan, which options may be exercised within 60 days from March 2, 2000, and also includes 1,157 shares owned by family members in which persons in the group disclaim any beneficial interest.

               BOARD OF DIRECTORS' MEETINGS, COMMITTEES AND FEES

HOW OFTEN DID THE BOARD OF DIRECTORS MEET DURING 1999?

    Our Board of Directors held a total of 8 meetings during 1999. During 1999 all of our Directors attended more than 90% of the meetings of the Board and meetings of committees of the Board on which they served, except for Ms. Alvarado, who attended less than 75% of the meetings of the Board and meetings of committees of the Board on which she served.

WHAT COMMITTEES DOES THE BOARD OF DIRECTORS HAVE?

    Among the standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Stock Option/Stock Bonus Committee. The Board does not have a nominating committee.

AUDIT COMMITTEE

    The members of the Audit Committee are Mr. Loomis (Chairman), Ms. Alvarado, Messrs. Antonini and Slack and Mrs. Pace, all of whom are Nonemployee Directors. The Audit Committee periodically reviews our accounting policies, internal accounting controls and the scope and results of the independent accountants' audit of our financial statements. The Audit Committee held 1 meeting during 1999.

COMPENSATION COMMITTEE

    The members of the Compensation Committee are Messrs. Antonini (Chairman), Napier, Richards and Watson and Mrs. Pace, all of whom are Nonemployee Directors. The Compensation Committee determines the appropriate level of compensation for the Officers and employees of Engelhard. The Compensation Committee held 6 meetings during 1999.

STOCK OPTION/STOCK BONUS COMMITTEE

    The members of the Stock Option/Stock Bonus Committee are Messrs. Antonini (Chairman), Napier, Richards and Watson and Mrs. Pace, all of whom are Nonemployee Directors. The Stock Option/Stock Bonus Committee administers our stock option and stock bonus plans and determines the terms and conditions for the issuance of stock options and stock bonus awards to our Officers and employees. The members of the Committee are not eligible to participate in such plans. The Stock Option/Stock Bonus Committee held 5 meetings during 1999.

HOW ARE DIRECTORS COMPENSATED?

    Directors who are not our employees each received a retainer at the annual rate of $35,000 in 1999. In addition, Nonemployee Directors received a $1,350 fee for each Board meeting attended in 1999. During 1999, Nonemployee Directors also received a $1,350 fee for each committee meeting attended; a $5,000 annual retainer for each committee on which they served; and each chairman of a committee received an additional $5,000 annual retainer. Directors who are employed by us do not receive any Directors' fees or retainers.

    Pursuant to our Deferred Stock Plan For Nonemployee Directors (the "Deferred Stock Plan"), each Nonemployee Director is credited with deferred stock units, each of which evidences the right to receive a share of Common Stock of Engelhard upon the Director's termination of service. Deferred stock units were credited to the accounts of the Nonemployee Directors on May 6, 1999, and will be credited annually on each May 31 with an amount of deferred stock units calculated by dividing an amount equal to 40% of the annual retainer payable to such Nonemployee Director then in effect by the average daily closing price per share of Common Stock of Engelhard for the 20 trading days prior to such date. When a regular cash dividend is paid on the Common Stock, the account of each eligible Nonemployee Director will be credited with additional deferred stock units corresponding to the cash dividend paid on the number of shares of Common Stock evidenced by the deferred stock units credited to the account of such Nonemployee Director. The entire balance of a Nonemployee Director's account under the Deferred Stock Plan will be paid to the Nonemployee Director, in either a lump sum or installments at the election of such Nonemployee Director, in shares of our Common Stock upon the Nonemployee Director's termination of service. If a "change in control" occurs and the Nonemployee Director ceases to be a Director or the Deferred Stock Plan is terminated, the entire balance of the account will be payable in a lump sum within 30 days.

    Pursuant to our Stock Bonus Plan for Nonemployee Directors (the "Directors Stock Bonus Plan"), each person who becomes a Nonemployee Director prior to June 30, 2006 shall be awarded 7,593 shares of our Common Stock effective as of such person's election to our Board of Directors. Such shares will tentatively vest in equal increments over a ten-year period. Directors are entitled to receive cash dividends on and to vote shares which are the subject of an award prior to their distribution or forfeiture. Upon termination of the Director's service as a Nonemployee Director, the Director (or, in the event of his or her death, his or her beneficiary) shall be entitled, in the discretion of the committee formed to administer the Directors Stock Bonus Plan, to receive the shares awarded to such Director which have tentatively vested up to the date of such termination of service. Shares may be received prior to such date if there has been a "change in control." If receipt of shares is accelerated due to a change in control, an additional payment will be made to compensate for the loss of the tax deferral.

    Pursuant to our Directors Stock Option Plan each Nonemployee Director in office on the date of the regular meeting of the Board in December of each year will automatically be granted an option to purchase 3,000 shares of Common Stock with an exercise price equal to the fair market value of such shares at the date of grant. Each option becomes exercisable in four equal installments, commencing on the first anniversary of the date of grant and annually thereafter. Each option terminates on the tenth anniversary of the date of grant. Each option held by a director which was granted more than one year before his or her termination of service as a director shall become fully exercisable upon termination if such termination is a result of disability, death or retirement after attaining age 65; options may become exercisable prior to such date if there has been an "acquisition of a control interest."

    Pursuant to our Deferred Compensation Plan for Directors, Nonemployee Directors may elect to defer payment of all or a designated portion of their compensation for services as a Director. Under our Deferred Compensation Plan for Directors, deferred amounts will be paid at time of a "change in control" if the participant has made an advance election to that effect. In the event distribution of deferred amounts is so accelerated, an additional payment will be made in order to compensate for the loss of tax deferral resulting from the accelerated payment.

                              CERTAIN TRANSACTIONS

    In May 1999 we purchased approximately 18 million of our shares owned by Minorco for $18.72 per share. The 18 million shares represented approximately 13% of Engelhard's total shares outstanding. Additional shares representing the remainder of Minorco's stake were sold in a secondary public offering. Minorco also compensated Engelhard in the amount of approximately $41.9 million for costs and other expenses related to the secondary offering and the purchase of the shares. In connection with the above transactions we paid Minorco $196,685 in full satisfaction of all rights of Messrs. Slack and Lea (a former director of the company) and Minorco in respect of options and deferred shares granted under directors compensation plans, which amount was computed using the same $18.72 price per share.

    Lazard Freres & Co. LLC, an investment bank of which Mr. Loomis is Deputy Chief Executive, has provided financial advisory services to Engelhard from time to time. All fees paid in 1999 in connection with these services were reimbursed by Minorco in connection with the transactions described above.

    Among other businesses, we market, fabricate and process various metals, minerals and ores acquired from numerous domestic and foreign suppliers. We make and will continue to make purchases, sales and leases of such materials, in the ordinary course of our business, from and to entities in which we believe that Anglo American plc ("Anglo American"), a successor by merger to Minorco, has a material interest. Such purchases, sales and leases are on terms which are no less favorable to us than those obtainable from other sources. Our purchases and sales of such materials from all sources during 1999 was $3.1 billion and $3.2 billion, respectively, including purchases of $145.4 million from, and no sales to, entities in which we are informed Anglo American has a material interest. We also entered into metal leases of $5.3 million with such entities.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires our Executive Officers and Directors and persons who own more than 10% of a registered class of Engelhard's equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Such Executive Officers, Directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our Executive Officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for 1999.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table sets forth the compensation paid by us for services rendered in all capacities during each of the last three fiscal years to our Chief Executive Officer and our other four most highly compensated Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM COMPENSATION
                                     ANNUAL COMPENSATION                 AWARDS(1)(2)
                               --------------------------------   ---------------------------
                                                                    RESTRICTED                   ALL OTHER
                                                                      STOCK                     COMPENSATION
                                 YEAR     SALARY($)   BONUS($)    AWARD(S)($)(3)   OPTIONS(#)      ($)(5)
                               --------   ---------   ---------   --------------   ----------   ------------
Orin R. Smith, Director,.....    1999      950,000    1,852,500       609,496       715,920           --
Chairman and Chief               1998      864,996    1,750,000       554,093       608,279           --
Executive Officer                1997      814,992      916,805       379,996       520,667           --

Barry W. Perry, Director,....    1999      428,660      687,600       289,716       334,236           --
President and Chief              1998      372,744      630,000       250,380       279,519           --
Operating Officer                1997      349,991      338,320       172,002       231,348           --

Thomas P. Fitzpatrick,.......
Senior Vice President            1999      353,100      472,100       182,078       201,358           --
and Chief Financial              1998      314,000      523,500       188,858       249,825           --
  Officer(4)                     1997      200,000      274,885       135,811       153,560           --

Arthur A. Dornbusch, II,.....    1999      284,936      277,100       149,812       127,822        6,624
Vice President, General          1998      276,636      275,000       141,668       106,351        5,656
Counsel and Secretary            1997      265,992      126,870        90,522        90,073        4,812

John C. Hess,................    1999      205,878      168,300        84,857        66,894           --
Vice President,                  1998      194,350      165,000        80,048        58,057           --
Human Resources                  1997      164,701      126,870        57,939        48,282           --

------------------------

(1) Our Key Employees Stock Bonus Plan and our Stock Option Plan provide for acceleration of vesting in the event of a "change in control." For information on what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change in Control Arrangements" on page 17.

(2) Currently, we have no Long Term Incentive Plans which are required to be reported pursuant to the General Rules and Regulations of the Securities and Exchange Commission.

(3) As of December 31, 1999, Messrs. Smith, Perry, Fitzpatrick, Dornbusch and Hess held 66,589, 26,386, 15,680, 15,194 and 7,746 unvested shares, respectively, of stock which were awarded pursuant to our Key Employees Stock Bonus Plan having a market value of $1,256,875, $498,036, $295,964, $286,791 and $146,200, respectively. The foregoing amounts do not include the reported grants, which were made in February 2000 for services rendered during 1999. Restricted stock awards of Engelhard's Common Stock granted under the Key Employees Stock Bonus Plan vest in five equal annual installments commencing on February 1 in the year following the grant. Vesting will be accelerated upon the occurrence of a "change in control." We pay dividends on restricted stock, if and to the extent paid on Common Stock generally, but pay no dividends on stock options. For information on what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change in Control Arrangements" on page 17.

(4) Mr. Fitzpatrick joined Engelhard on May 1, 1997 and retired from Engelhard on February 18, 2000.

(5) Represents interest accrued during 1997, 1998 and 1999 in excess of 120% of the applicable federal interest rate with respect to salary deferrals.

    The following table sets forth information concerning individual grants of stock options made under the Stock Option Plan in December 1999 and February 2000 for services rendered during 1999 by each of the named Executive Officers.

                OPTION GRANTS FOR SERVICES RENDERED DURING 1999

                                                                                                 GRANT DATE
                                      INDIVIDUAL GRANTS                                             VALUE
---------------------------------------------------------------------------------------------   -------------
                                  NUMBER OF         % OF TOTAL
                                  SECURITIES      OPTIONS GRANTED
                                  UNDERLYING     TO EMPLOYEES FOR    EXERCISE OR                 GRANT DATE
                                   OPTIONS       SERVICES RENDERED   BASE PRICE    EXPIRATION   PRESENT VALUE
             NAME               GRANTED (#)(1)      DURING 1999        ($/SH)         DATE         ($)(2)
------------------------------  --------------   -----------------   -----------   ----------   -------------
Orin R. Smith.................      500,000             16%             17.81       12/16/09      2,565,000
                                    215,920              7%             16.84       02/03/10      1,042,894

Barry W. Perry................      231,600              7%             17.81       12/16/09      1,188,108
                                    102,636              3%             16.84       02/03/10        495,732

Thomas P. Fitzpatrick.........      136,850              4%             17.81       12/16/09        702,041
                                     64,508              2%             16.84       02/03/10        311,574

Arthur A. Dornbusch, II.......       74,750              2%             17.81       12/16/09        383,468
                                     53,072              2%             16.84       02/03/10        256,338

John C. Hess..................       36,850              1%             17.81       12/16/09        189,041
                                     30,044              1%             16.84       02/03/10        145,113

------------------------

(1) Options have a ten-year term and vest in four equal annual installments beginning on the first anniversary of the date of grant. Vesting will be accelerated upon the occurrence of a "change in control." For information as to what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change in Control Arrangements" on page 17.

(2) The Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of the Common Shares during the applicable period. The model assumes:

    (a) an option term of 4 years, which represents anticipated exercise trends for the named Executive Officers;

    (b) an interest rate of 6% that represents the current yield curves as of the grant dates;

    (c) an average volatility of approximately 33% calculated using average weekly stock prices for the four years prior to the grant date; and

    (d) a dividend yield of approximately 2.3% (the current dividend yield).

    The following table sets forth information concerning each exercise of stock options during 1999 by each of the named Executive Officers and the value of unexercised options at December 31, 1999.

       AGGREGATE OPTION EXERCISES IN 1999 AND VALUES AT DECEMBER 31, 1999

                                                       NUMBER OF SECURITIES
                                                            UNDERLYING               VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                             SHARES       VALUE        DECEMBER 31, 1999 (#)         DECEMBER 31, 1999 ($)
                          ACQUIRED ON    REALIZED   ---------------------------   ---------------------------
NAME                      EXERCISE (#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      ------------   --------   -----------   -------------   -----------   -------------
Orin R. Smith...........       0            0        1,963,327      1,447,869      3,208,562       654,004
Barry W. Perry..........       0            0          341,282        627,785        231,319       301,643
Thomas P. Fitzpatrick...       0            0          113,471        426,764         31,592       189,273
Arthur A. Dornbusch,
  II....................       0            0          235,076        242,148        306,207       108,667
John C. Hess............       0            0           53,021        120,180         45,930        57,870

                                 PENSION PLANS

    The following table shows estimated annual pension benefits payable to a covered participant at normal retirement age under our qualified defined benefit pension plan, as well as the non-qualified supplemental pension plan. This non-qualified plan provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits and provides enhanced benefits for certain named key executives, including the individuals named in the Summary Compensation Table, based on remuneration that is covered under the plans and years of service with Engelhard and its subsidiaries.

                               PENSION PLAN TABLE

                                                     YEARS OF SERVICE
                                 ---------------------------------------------------------
FINAL AVERAGE PAY                15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
-----------------                ---------   ---------   ---------   ---------   ---------
   $200,000....................     63,762      87,762     111,762     135,762     135,762
   400,000.....................    135,762     183,762     231,762     279,762     279,762
   600,000.....................    207,762     279,762     351,762     423,762     423,762
   800,000.....................    279,762     375,762     471,762     567,762     567,762
  1,000,000....................    351,762     471,762     591,762     711,762     711,762
  1,200,000....................    423,762     567,762     711,762     855,762     855,762
  1,400,000....................    495,762     663,762     831,762     999,762     999,762
  1,600,000....................    567,762     759,762     951,762   1,143,762   1,143,762
  1,800,000....................    639,762     855,762   1,071,762   1,287,762   1,287,762
  2,000,000....................    711,762     951,762   1,191,762   1,431,762   1,431,762
  2,200,000....................    783,762   1,047,762   1,311,762   1,575,762   1,575,762
  2,400,000....................    855,762   1,143,762   1,431,762   1,719,762   1,719,762
  2,600,000....................    927,762   1,239,762   1,551,762   1,863,762   1,863,762
  2,800,000....................    999,762   1,335,762   1,671,762   2,007,762   2,007,762
  3,000,000....................  1,071,762   1,431,762   1,791,762   2,151,762   2,151,762
  3,200,000....................  1,143,762   1,527,762   1,911,762   2,295,762   2,295,762
  3,400,000....................  1,215,762   1,623,762   2,031,762   2,436,762   2,436,762

    A participant's remuneration covered by our pension plans is his or her average monthly earnings, consisting of base salary and regular cash bonuses, if any (as reported in the Summary Compensation Table), for the highest 60 consecutive calendar months out of the 120 completed calendar months next preceding termination of employment. With respect to each of the individuals named in the Summary Compensation Table on page 12, credited years of service under the plans as of December 31, 1999 are as follows: Mr. Smith, 28 years;
Mr. Perry, 6 years; Mr. Dornbusch, 23 years; and Mr. Hess, 15 years.
Mr. Fitzpatrick retired as of February 18, 2000 without sufficient service to vest in benefits under Engelhard's pension plans. Benefits shown are computed as a straight line single life annuity beginning at age 65 and the benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or other offset amounts.

                EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                       AND CHANGE IN CONTROL ARRANGEMENTS

    We entered into a three-year employment agreement with Mr. Smith commencing May 21, 1996. On May 20,1998, Mr. Smith's agreement was extended to
December 31, 2000. The agreement provides for an annual salary of not less than $775,000, an annual cash bonus of at least $216,645 and an award of at least 22,500 shares of our Common Stock; provided, however, that an annual cash bonus of at least $581,250, equity pool share awards with a value of at least $484,375 and stock option awards with a value of at least $1,162,500 will be awarded to Mr. Smith if our performance for any year is greater than or equal to a predictable level of performance for such year, as determined by the Compensation Committee. In addition, Mr. Smith is entitled to participate in our benefit plans.

    Pursuant to our Change In Control Agreements, we will provide severance benefits in the event of a termination of an Executive (as defined), except a termination:

    (1) because of death,

    (2) because of "Disability,"

    (3) by Engelhard for "Cause," or

    (4) by the Executive other than for "Good Reason,"

within the period beginning on the date of a "Potential Change in Control" (as such terms are defined in the Change In Control Agreement) or "change in control" (as defined below) and ending on the third anniversary of the date on which a "change in control" occurs. The severance benefits include:

    (1) the payment of salary to the Executive through the date of termination of employment together with salary in lieu of vacation accrued;

    (2) an amount equal to a pro-rated incentive pool award under our Incentive Compensation Plan, determined as set forth in the Agreement;

    (3) an amount equal to two times the sum of the highest annual salary and incentive pool award in effect during any of the preceding 36 months, determined as set forth in the Agreement;

    (4) continued coverage under our life, disability, health, dental and other employee welfare benefit plans for up to two years;

    (5) continued participation and benefit accruals under our Supplemental Retirement Program for two years following the date of termination; and

    (6) an amount sufficient, after taxes, to reimburse the Executive for any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

    Each of Messrs. Smith, Perry, Dornbusch and Hess is defined as an Executive.

    For purposes of our Change In Control Agreement, a "change in control" is triggered if one of the following occurs:

    (1) twenty-five percent or more of our outstanding securities entitled to vote in the election of directors shall be beneficially owned, directly or indirectly, by any person or group of persons, other than the groups presently owning the same, or

    (2) a majority of our Board of Directors ceases to consist of the existing membership or successors approved by the existing membership or their similar successors, or

    (3) shareholders approve a reorganization or merger with respect to which the persons who were the beneficial owners of our outstanding voting securities immediately prior thereto do not, following the reorganization or merger, beneficially own more than 60% of the outstanding voting securities of the corporation resulting from the reorganization or merger in substantially the same proportions as their ownership of our voting securities immediately prior thereto, or

    (4) shareholder approval of either:

       (a) a complete liquidation or dissolution of Engelhard or

       (b) a sale or other disposition of all or substantially all of the assets of Engelhard, other than to a corporation, with respect to which following such sale or other disposition, more than 60% of Engelhard's outstanding securities entitled to vote generally in the election of directors are thereafter beneficially owned, in substantially the same proportions, by all or substantially all of the individuals and entities who were the beneficial owners of such securities prior to such sale or other disposition.

    Our Key Employees Stock Bonus Plan and our Stock Option Plans, in which all of the Executive Officers participate, provide for the acceleration of vesting of awards granted in the event of an acquisition of a control interest. If vesting of awards under the Key Employees Stock Bonus Plan is accelerated, an additional payment will be made to compensate for the loss of tax deferral. For purposes of the stock option and stock bonus awards granted before March 7, 1996 under these Stock Option Plans and the Key Employees Stock Bonus Plan, an accelerated vesting is triggered if either (1) or (2) in the above definition of "change in control" occurs. For awards made on or after March 7, 1996, a participant under these plans will, subject to such other conditions, if any, as the Committee may impose, receive accelerated vesting of awards granted in the event of a "change in control," as defined above, except that a "change in control" is triggered by twenty percent, rather than twenty-five percent, beneficial ownership of Engelhard's outstanding securities entitled to vote in the election of directors, directly or indirectly, by any person or group of persons, other than the groups presently owning the same.

    Unless a contrary advance election is made, amounts deferred under our Deferred Compensation Plan for Key Employees will be paid in a lump sum upon an "acquisition of a control interest" (defined as described above for purposes of awards made prior to March 7, 1996 under our Key Employees Stock Bonus Plan). If payments are so accelerated, an additional payment will be made in order to compensate for the loss of tax deferral. Under our Directors and Executives Deferred Compensation Plans, which provided for elective deferrals of compensation earned for years from 1986 through 1993, deferred amounts will be paid at the time of an "acquisition of a control interest" if the participant has made an advance election to that effect. In the event distribution of deferred amounts is so accelerated, an additional payment will be made in order to compensate for the loss of tax deferral resulting from the accelerated payment. In addition, certain supplemental retirement benefits under our Supplemental Retirement Program will vest upon a "change in control" (defined as described above in the case of the Change in Control Agreements).

    We have entered into a Supplemental Retirement Trust Agreement in order to assist us in paying benefits under the Supplemental Retirement Program, each of our deferred compensation plans and our Retirement Plan for Directors. We are required to deposit funds in the trust sufficient to fund unpaid benefits under each of such plans at the time of a "change in control" (defined as described above for purposes of the Change in Control Agreements). The assets of the trust will be subject to the claims of our creditors in the event of our bankruptcy or insolvency.

                        REPORT ON EXECUTIVE COMPENSATION

    Under the overall direction of the Compensation Committee and the Stock Option/Stock Bonus Committee of the Board of Directors and in accordance with our Stock Option Plans and Stock Bonus Plan approved by our shareholders, we have developed and implemented compensation programs designed to:

    - Attract and retain key employees who can build and continue to grow a successful company;

    - Provide incentive to achieve high levels of company, business, and individual performance; and

    - Maintain and enhance alignment of employee and shareholder interests.

    The Compensation and Stock Option Plan/Stock Bonus Committees are composed entirely of Nonemployee Directors individually noted as signatories to this report.

    The Compensation Committee is responsible for overseeing the development and for review and approval of:

    - Overall compensation policy;

    - Salaries for the Chief Executive officer and for approximately 21 other senior managers worldwide; and

    - Aggregate cash incentive awards for Engelhard and specific individual cash awards under the annual plan for the Chief Executive Officer and approximately 21 other senior managers worldwide.

    The Stock Option/Stock Bonus Committee is responsible for overseeing the development and for review and approval of:

    - Plan design and policies related to senior management and employee awards of options and restricted stock; and

    - Individual grants under the Stock Option Plans and restricted stock awards under the Key Employees Stock Bonus Plan to the Chief Executive Officer and approximately 365 employees worldwide.

    In exercising those responsibilities and in determining the compensation in particular of Mr. Smith and in general of other senior managers individually reviewed, the Committees examine and set:

1.  BASE SALARY

    The Compensation Committee reviews salaries annually against industry practices as determined by professional outside consultants who conduct annual surveys. Our current competitive target is to pay somewhat above the median for positions of comparable level. This target is being achieved on average for the professional, technical, and managerial salaried work force. Salary structures are set each year based on our target and its actual competitive position. There was a 3.5% structure increase for 1999 for the U.S. professional, technical and managerial group and no adjustment for 2000. Likewise merit budgets are established based on a competitive target, actual competitive position, and our desire to recognize and reward individual contribution. For international employees and non-exempt salaried employees in the United States, structure adjustments and merit budgets are determined based on local market conditions.

    Individual merit adjustments are based upon the managers' quantitative and qualitative evaluation of individual performance, including feedback from customers served, against business objectives such as earnings, return on capital, market share, new customers, and development of new commercial products. Performance is also considered in the context of expectations for behavior and the individuals' positions in their respective salary-ranges. The better the performance and the lower the position in range, the greater the percentage base salary increase. Conversely, the lower the performance is evaluated and the higher the position in range, the lower the percentage base salary increase.

    Mr. Smith's salary was increased 5.3% for 2000 based on competitive practice and business results, which included earnings results while funding investments in capital expansion, research and development, joint ventures, and acquisitions. Base salary continues to be less than one-fourth of total compensation for Mr. Smith and generally less than one-half of total compensation for other senior management. This reflects our emphasis on non-fixed compensation which varies with Engelhard performance and on other equity vehicles which are closely aligned with shareholder interests.

2.  ANNUAL CASH AND LONG TERM EQUITY INCENTIVE COMPENSATION

    Our Management Incentive Plan integrates all incentive compensation vehicles (including cash bonus award, restricted stock and stock options) to link total compensation for the participant with both competitive practice and the performance of Engelhard and/or the applicable business unit and the individual. The plan facilitates clarity of performance expectations and encourages the identification and commitment to "breakthrough" results. Overall incentive pools are established for cash, restricted stock equity, and stock options. The pools are determined by a formula based on competitive total compensation for comparable performance; desired compensation mix among cash, restricted stock and options; and on the actual performance of Engelhard and its business units against specific predetermined levels of earnings targets. A threshold level is established below which incentives will not normally be paid. The Committees may adjust these pools up or down based on the economic climate or other special circumstances, but did not factor any pools up or down for 1999. Individual awards are determined based on performance against specific objectives within the limits of the pools.

    Our overall results increased, against the results which served as the basis for 1998's incentive awards, by more than 14.6%. As provided under the plan, the level of the pool generated for Engelhard overall and each business group depends upon that group's actual performance against targets established at the beginning of 1999. Once each group's pool has been established, individual performance based awards were made as described below.

a.  ANNUAL CASH INCENTIVE PROGRAM

    This program is designed to provide focus on expected annual results and recognition of accomplishment for the year. Approximately 365 employees worldwide received awards under our program.

    For 1999, actual cash payouts were 92% of the competitively defined pool as factored for performance.

    For the year 1999, Mr. Smith received a cash incentive award of $1,852,500 compared with $1,750,000 for 1998. This was consistent with the plan design considering performance and targets and the payout for Engelhard overall.

    Total cash compensation paid to eligible participants reflects competitive practice for results achieved and is projected to be around the 60th percentile of competitive practice--higher in lower level positions and lower in higher level Positions.

b.  RESTRICTED STOCK

    Providing for vesting of shares in equal amounts over a period of five years, the Key Employees Stock Bonus Plan is designed to align key employee and shareholder long-term interests by providing designated employees an equity interest in Engelhard. Approximately 381 employees are eligible to participate in our plan worldwide. Eligible employees are reviewed annually for award grants determined in the manner previously described.

    The total equity shares awarded for 1999 was slightly under the plan generated pool. The Committee grants a number of equity shares which are then converted to a combination of restricted stock and stock options. Approximately two-thirds of the value of the equity shares, using present value methodologies, awarded for 1999 were in the form of stock options. This resulted in 233,890 restricted shares awarded compared with 222,145 for 1998.

    For the year 1999, Mr. Smith received a grant of 35,985 shares plus options noted below. This compares with 28,415 shares in 1998 and 20,968 shares in 1997.

c.  STOCK OPTIONS

    Our Stock Option Plans have been designed to link employee compensation growth directly to growth in share price. In conjunction with restricted stock, options are the major driver of senior management compensation aligning their reward with shareholder interests. As noted above, approximately two-thirds of the compensation value of equity shares was paid in the form of options. Utilizing actuarial and financial Black-Scholes models, the value of an option was calculated to be approximately one-third of the value of a restricted share award.

    In addition, approximately 381 senior managers worldwide are reviewed for annual stock option grants determined in the manner previously described. Options vest in equal increments over four years and normally have a ten-year life.

    Options granted for 1999 totaled 3,195,003 which was within the pool generated. This compares with 2,950,471 granted for 1998.

    For the year 1999, Mr. Smith was awarded 500,000 options plus an additional 215,920 options representing value paid in the form of options instead of restricted stock. The options awarded are consistent with the plan design and the overall awards for Engelhard.

    The Committees direct the purchase of compensation survey information from several independent professional consultants in order to review the base, annual cash incentive, and total compensation of Mr. Smith and other individual senior managers and employee groups. Although there is some overlap in the compensation comparison groups with The Standard & Poor's Chemical Composite Index used in the Performance Graph below, for the most part they are different companies. There are two key reasons for the divergence in samples: (1) we generally utilize standard surveys in the belief that the general lack of precision inherent in survey methodology and compensation decision making does not normally warrant the additional cost of specialized surveys (most of The Standard & Poor's Chemical Composite Index do not participate in the standard surveys purchased); (2) the predominant labor markets in which Engelhard competes for people differ from The Standard & Poor's Chemical Composite Index in that they also include firms in other business line industries, e.g., petroleum and in geographic concentrations, e.g., New Jersey.

    The Committees are satisfied that relevant competitive data and achievements of Engelhard against its targets in the context of the economic and competitive environment in which Engelhard has operated, support the objectives of attracting and retaining key talent, providing incentives for superior performance, and aligning employee and shareholder interests. Nevertheless, the Committees may reevaluate the current compensation program design as part of their ongoing process of oversight on such matters.

    Section 162(m) of the Internal Revenue Code generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and the four other most highly compensated executive officers of Engelhard) to no more than $1 million. Considering the current structure of executive officer compensation and the availability of deferral opportunities, the Committee believes that we will not be denied any significant tax deductions for 1999. The Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

                             COMPENSATION COMMITTEE
                       STOCK OPTION/STOCK BONUS COMMITTEE

Marion H. Antonini            James V. Napier               Norma T. Pace
Reuben F. Richards                                          Douglas G. Watson

                               PERFORMANCE GRAPH

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                  AMONG ENGELHARD CORPORATION, S&P 500 INDEX,
                  S&P CHEMICAL COMPOSITE AND ALL S&P CHEMICALS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      ENGELHARD CORPORATION  S&P 500  S&P CHEMICALCOMPOSITE  ALL S&P CHEMICALS
1994                    100      100                    100                100
1995                 149.66   137.58                 130.63             128.49
1996                 133.77   169.17                 172.58             157.08
1997                 123.85    225.6                 212.11             190.43
1998                 141.94   290.08                 193.19             175.24
1999                 140.31   351.12                  252.7             196.93

                                                                      DECEMBER 31,
                                             ---------------------------------------------------------------
                                               1994       1995       1996       1997       1998       1999
                                             --------   --------   --------   --------   --------   --------
Engelhard Corporation......................   100.00     149.66     133.77     123.85     141.94     140.31
S&P 500....................................   100.00     137.58     169.17     225.60     290.08     351.12
S&P Chemical Composite.....................   100.00     130.63     172.58     212.11     193.19     252.70
All S&P Chemicals..........................   100.00     128.49     157.08     190.43     175.24     196.93

------------------------

* Assumes $100 invested on December 31, 1994 in each referenced group with reinvestment of dividends.

    We have decided to include the All S&P Chemicals index in the performance graph because the S&P Chemical Composite index does not adequately measure the performance of our common stock in that it does not include Engelhard or other comparable companies. The All S&P Chemicals index, however, covers a larger peer group and includes all 42 chemical, specialty chemical and diversified chemical companies (including Engelhard) from three S&P indices.

                2. APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    On February 14, 2000, the Audit Committee and the Board of Directors determined that PricewaterhouseCoopers LLP ("PWC") should be dismissed as our independent accountants as soon as a new accounting firm was engaged.

    The report of PWC on our financial statements for the fiscal year ended December 31, 1998 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. During our fiscal years ended December 31, 1998 and December 31, 1999, and during the subsequent interim period, there were no disagreements with PWC on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of PWC, would have caused PWC to make reference to the matter in their report. During our fiscal years ended December 31, 1998 and 1999, and during the subsequent interim period, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)) except for the following:

    Our Chief Financial Officer (the "CFO"), who retired from Engelhard on February 18, 2000, was formerly a partner in the firm of Coopers & Lybrand, LLP ("Coopers") and served in a number of senior positions within Coopers, including as a member of its Executive Committee. The CFO retired from Coopers on April 30, 1997, prior to Coopers' merger with Price Waterhouse, LLP, and, as a result of his service at Coopers, was entitled to certain retirement benefits from PWC. The CFO joined Engelhard as our chief financial officer on May 1, 1997.

    On February 3, 2000, PWC advised the Audit Committee that issues existed which PWC believed affected PWC's independence. The issues related to the structure of the CFO's retirement benefits from PWC and a disagreement between PWC and the CFO relating to whether the CFO was entitled to certain additional retirement payments pursuant to a 1998 program of PWC to benefit certain Coopers' partners who had retired prior to the merger of Coopers and Price Waterhouse, LLP.

    On February 9, 2000, PWC advised us that, as a result of discussions between the CFO and representatives of PWC regarding the CFO's entitlement to the additional retirement benefits, PWC believed that, in addition to the issues concerning the independence of PWC, information had come to its attention which had led PWC to no longer be able to rely on the representations of the CFO.

    On February 14, 2000, the Audit Committee and the Board of Directors determined that, in order to address any potential independence or other concerns resulting from or arising out of the structure and amount of the CFO's retirement benefits from PWC and related communications between PWC and the CFO, and to avoid the delay and uncertainty which PWC advised would be involved in seeking to resolve the issues in order to enable PWC to continue as our independent auditors, PWC should be dismissed as our certifying accountant as soon as a new accounting firm was engaged to audit our financial statements for the fiscal year ended December 31, 1999. We have authorized PWC to respond fully to the new accountant regarding any matters relating to PWC's audit of our financial statements, the disagreement and communications with the CFO, or any other matter.

    The Board of Directors, based on the recommendation of the Audit Committee, voted to engage Arthur Andersen LLP ("AA") as our new independent accountants on February 22, 2000. During the two most recent fiscal years and the subsequent interim period preceding the engagement of AA, neither we nor anyone on our behalf has consulted AA regarding: (i) the application of accounting principles to a specific completed or proposed transaction, or the type of audit opinion that might be rendered on our financial statements, which consultation resulted in the providing of a written report or oral advice concerning the same to us that AA concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or
(ii) any matter that was either the subject of a disagreement (as defined in Rule 304(a)(1)(iv) of Regulation S-K promulgated under the Securities Act of 1933, as amended) or a reportable event (as defined in Rule 304(a)(1)(v) of Regulation S-K).

    AA expects to have a representative at the meeting who will have the opportunity to make a statement and who will be available to answer appropriate questions.

    It is understood that even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of Engelhard and its shareholders.

    The Board of Directors recommends that you vote FOR the ratification of the appointment of Arthur Andersen LLP as our independent public accountants for the year 2000.

                          FUTURE SHAREHOLDER PROPOSALS

HOW DO I MAKE A PROPOSAL FOR THE 2001 ANNUAL MEETING?

    The deadline for you to submit a proposal pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") for inclusion in our proxy statement and form of proxy for the 2001 Annual Meeting of Shareholders (the "2001 Annual Meeting") is December 1, 2000. The date after which notice of a shareholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act is considered untimely is February 14, 2001. If notice of a shareholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act is received by us after February 14, 2001, then our proxy for the 2001 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2001 Annual Meeting.

                                 OTHER MATTERS

    At the date of this proxy statement, the Board of Directors has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of Engelhard.

                                               By Order of the Board of
                                                       Directors
                                                ARTHUR A. DORNBUSCH, II
                                                VICE PRESIDENT, GENERAL
                                                        COUNSEL
                                                     AND SECRETARY

March 31, 2000

                                                              [LOGO]

                                                           NOTICE OF
                                                         ANNUAL MEETING
                                                               OF
                                                          SHAREHOLDERS
                                                           AND PROXY
                                                           STATEMENT
                                                          May 4, 2000

                             ENGELHARD CORPORATION
                   101 WOOD AVENUE, ISELIN, NEW JERSEY 08830


       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
             FOR THE ANNUAL MEETING OF SHAREHOLDERS--MAY 4, 2000
P
   The undersigned hereby constitutes and appoints Orin R. Smith, Reuben F.
R Richards and Arthur A. Dornbusch, II, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the
O undersigned at the Annual Meeting of Shareholders of ENGELHARD CORPORATION to be held at The Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, NJ
X 08830 on Thursday, May 4, 2000 at 9:00 A.M. Eastern Daylight Savings Time and at any adjournments thereof, on all matters coming before said meeting.
Y
                                                    (Change of Address/Comments)

ELECTION OF DIRECTORS. NOMINEES:
Marion H. Antonini, Henry R. Slack
and Douglas G. Watson                       _________________________________
                                            _________________________________
                                            _________________________________
                                            _________________________________



You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

                                                                    SEE REVERSE
                                                                        SIDE

                   * FOLD AND DETACH HERE *


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED          PLEASE MARK
SHAREHOLDER(S). IF NO DIRECTION  IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.              YOUR VOTES AS / X /
                                                                                                           INDICATED IN
                                                                                                           THIS EXAMPLE


1. Election of Directors (see reverse)    (To withhold vote for any individual nominee write that name below.)

         FOR          WITHHELD            ________________________________________________________________________
         / /            / /


2. Ratification of appointment of Arthur Andersen LLP           3. In their discretion, upon other matters as they
   as independent public accountants.                           may properly come before the meeting.

         FOR   AGAINST    ABSTAIN                                                             I PLAN TO ATTEND
         / /     / /        / /                                                                 THE MEETING.   / /


                                                                Please mark, sign and return promptly using the
                                                                enclosed envelope. Executors, administrators, trustees,
                                                                etc. should give full title as such. If the signer is a
                                                                corporation, please sign full corporate name by
                                                                duly authorized officer.


                                                                _________________________________________________________

                                                                ____________________________________________________, 2000
                                                                SIGNATURE(S)                                        DATED


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Dear Shareholder(s):

Enclosed you will find material relative to the Company's 2000 Annual Meeting of Shareholders. The notice of the annual meeting and proxy statement describe the formal business to be transacted at the meeting, as summarized on the attached proxy card.

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. Please remember that your vote is important to us.

ENGELHARD CORPORATION